Exhibit 10.1

CEO TRANSITION AGREEMENT

This CEO TRANSITION AGREEMENT (this “Agreement”) is entered into between Nathaniel R. Morris (the “Executive”) and Rubicon Technologies, Inc. (“Rubicon,” or the “Company”), and is effective as of October 13, 2022. The Company and Executive shall each be referred to in this Agreement as a “Party,” and collectively as the “Parties.”

WHEREAS, Executive has been employed by the Company as Chief Executive Officer (the “CEO”) pursuant to that certain Employment Agreement effective as of February 9, 2021, and last amended August 10, 2022 (as amended, the “Employment Agreement”);

WHEREAS, Executive has notified the Board of Directors of the Company (the “Board”) that he intends to transition to the role of Chairman;

WHEREAS, the Company wishes to secure Executive’s institutional knowledge, expertise and advisory services following Executive’s transition; and

WHEREAS, the Executive and the Company wish to transition Executive’s service with the Company on the terms and conditions expressed in this Agreement.

NOW THEREFORE, in consideration of the mutual promises contained herein, the Parties, intending to be legally bound, agree as follows:

1. Transition; Consulting Services. Executive shall transition from the office of CEO effective as of October 13, 2022 (the “Transition Date”). Effective on the Transition Date, Executive shall have completed his tenure as the Chief Executive Officer, but Executive shall continue as Chairman of the Board through February 10, 2023 (the “End Date”) and shall have the title of Founder, Chairman and Strategic Advisor through the End Date. He shall also continue to serve as a member of the Board of Directors (a “Director”) until the earlier of: (a) the first anniversary of the Transition Date, (b) the date of the Company’s annual shareholder meeting in 2023, and (c) the 10th day following notice by the Executive he intends to resign from the Board (the “Transition End Date”). Notwithstanding his transition from the CEO role, Executive shall remain in the Company’s employ and receive his usual salary and benefits as an employee through October 31, 2022; after such time, Executive shall no longer be considered an employee and in his role as a Director, Executive shall be entitled to the same cash stipend afforded to other Directors in connection with their Board service, but Executive shall not be entitled to any equity awards as compensation for his service in such role. Upon the Transition End Date, Executive shall be deemed to automatically resign from the Board; to evidence the same, Executive shall execute herewith, the letter of resignation attached hereto as Exhibit A, which Executive agrees shall be irrevocable. In consideration of the payments and benefits provided for in this Agreement, from the time Executive ceases to be an employee and concluding on the End Date, Executive agrees that he shall serve in the role of Strategic Advisor and provide advisory and consulting services as the Board may reasonably request in a written form from time to time and consistent with his skill set as CEO (“Consulting Services”). The Consulting Services shall not exceed 10 hours per month and that the consideration provided under this Agreement shall be the exclusive compensation for all such services (the “Consulting Services”); provided, however, that Executive will be reimbursed for reasonable business expenses consistent with his role as Strategic Advisor to the extent such expenses are approved in advance by the Board (or its designee). Executive may be provided with confidential and/or proprietary information of the Company in the course of providing the Consulting Services and agrees that, notwithstanding the end of his employment, he shall be bound to treat any confidential and/or proprietary information of the Company that he may learn in the course of providing the Consulting Services as strictly confidential in accordance with the terms set forth in Section 8(b) of the Employment Agreement. In connection with the Consulting Services, Executive shall use the title of Founder and Strategic Advisor (and prior to the End Date, shall use the title of Founder, Chairman and Strategic Advisor) and shall communicate with and take direction from the Board (or its designee). For the avoidance of doubt, the Company and Executive agree that Executive shall not be required to perform the Consulting Services in a manner which would result in Executive not incurring a “separation from service” within the meaning of Section 409A of the Internal Revenue Code on October 31, 2022. The Company acknowledges that Executive shall be permitted to refer to himself as the “Founder” of the Company even after his formal association with the Company ends. Executive agrees that the Company may continue to use Executive’s name and likeness in marketing materials which have been prepared prior to the Transition Date without further approval of Executive and without payment of any royalty or fee in connection with the same, provided that any use of Executive’s name and likeness in connection with marketing materials prepared after the Transition Date will require Executive’s express consent. Executive and the Company acknowledge their respective rights under Section 8(f) of the Employment Agreement.

2. Unconditional Obligations. The Company and Executive acknowledge that, regardless of whether he accepts this Agreement, Executive shall be paid his salary through the end of his employment and he shall be entitled to reimbursement of any reasonable business expenses incurred through the Transition Date, if any, that shall be submitted and paid in accordance with Rubicon business expense reimbursement policies, together with payment of his accrued but unused vacation, it being understood that Executive currently has 30.77 such accrued but unused vacation days. Executive further acknowledges that he shall receive notice under separate cover concerning his right to continue his insurance coverage pursuant to COBRA and that he is solely responsible for electing or declining such coverage and, subject to Section 3(b), paying the applicable premiums to secure such coverage. Executive acknowledges that, so long as he is a member of the Board, he continues to owe fiduciary duties to the Company and must conform his conduct to all applicable Company policies as to which he has notice in writing.

3. Consideration to Executive. Provided that Executive accepts and executes this Agreement and executes and does not revoke the Supplemental Release attached hereto as Exhibit B (the “Supplemental Release”) within the time periods specified therein, the Company will provide Executive with the following payments and benefits:

a)	a series of transition payments in the total gross amount of One Million Eight-Hundred Fifty Thousand Dollars ($1,850,000.00), less required withholdings and deductions, payable in equal installments on the Company’s regular payroll dates following the Transition Date over the course of the period beginning on the Transition Date and concluding on the End Date; provided, however, that the first such payment shall be made on the first administratively practicable payroll date following the Effective Date of the Supplemental Release and shall include all amounts payable during the period after the Transition Date and through the date of such first payment;

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b)	provided that Executive timely and properly elects continuation coverage under the Company’s group health plan(s) pursuant to COBRA, the Company shall reimburse Executive for his payment of premiums for such coverage for a period of eighteen (18) months following October 31, 2022, or until Executive is no longer entitled to COBRA continuation coverage under Rubicon’s group health plan(s), whichever period is shorter; provided, however, that Executive acknowledges and agrees that the election of COBRA continuation coverage and the payment of any premiums due with respect to such COBRA continuation coverage shall remain Executive’s sole responsibility;

c)	a bonus with respect to Executive’s service in 2022 in the gross amount of Six-Hundred Seventy-Five Thousand Dollars ($675,000.00), less required withholdings and deductions, it being understood that such amount reflects a pro-rated amount of Executive’s target bonus opportunity for 2022, which bonus shall be paid to Executive by no later than the End Date; and

d)	in lieu of any obligation to deliver restricted stock units to Executive pursuant to Sections 3(e) and 3(f) of the Employment Agreement and any obligation to deliver restricted shares to Executive pursuant to Section 3(c) of the Employment Agreement, the Company shall grant to Executive a number of restricted stock units that settle in Class A stock in Rubicon (the “RSUs”) as soon as practicable following the Company’s filing an effective registration statement on Form S-8 for the 2022 Equity Incentive Plan, which RSUs shall be granted pursuant to an award agreement in substantially the form attached hereto as Exhibit C and subject to the terms and conditions of the 2022 Equity Incentive Plan, and with the number of such RSUs to be determined by adding (x) 3,561,469, (y) 2,973,170 and (z) the quotient of (A) 5,000,000 divided by (B) the volume-weighted average price of the Company’s shares during the period from August 16, 2022, through the date immediately preceding the grant date.

The Company shall use all commercially reasonable efforts to cause an effective registration statement on Form S-8 for the 2022 Equity Incentive Plan to be filed before October 31, 2022. In the event that the Company has not filed an effective registration statement on Form S-8 for the 2022 Equity Incentive Plan prior to October 31, 2022, then the Company shall, in lieu of its obligations to grant the RSUs pursuant to Section 3(d) above, pay to Executive a series of cash payments (the “Backstop Payments”) equal in the aggregate gross amount to the sum of (x) $5,000,000, plus (y) the product of (i) 6,534,639, multiplied by (ii) the volume-weighted average price of the Company’s shares during the period from August 16, 2022 through October 31, 2022. If payable, the Backstop Payments shall be made in a series of five (5) equal monthly installments payable on or before the fifteenth (15th) day of each month over a period of five (5) months, with the first payment payable by November 15, 2022, and the last payment payable by March 14, 2023. As more fully described in Exhibit C, in the event that Executive’s service on the Board ends prior to the End Date as a result of Executive’s death or Disability (as defined in the Employment Agreement), then Executive will be deemed to have vested in the RSUs as of the time of his death or Disability. Notwithstanding the foregoing, in the event that the Board removes Executive as Chairman prior to the End Date, the Company shall not be obliged to grant the RSUs pursuant to Section 3(d) above, any such grant of RSUs already made shall be cancelled, and in lieu thereof, the Company shall pay to Executive within ten (10) days following such removal, a lump sum calculated as (A) $5,000,000, plus the product of (B) 6,534,639 multiplied by (C) the greater of (i) the volume-weighted average price of the Company’s shares during the period from August 16, 2022, through the date on which the Board removes Executive as Chairman and (ii) the volume-weighted average price of the Company’s shares on the trading date immediately prior to the Executive’s removal as Chairman. Executive acknowledges that all payments to him pursuant to this Agreement shall be subject to all applicable taxes and withholdings and reported on a Form W-2.

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4. Communications. The communications issued by the Company concerning Executive’s departure will be in substantially the form(s) attached here to as Exhibit D. The Company will, through December 31, 2023, reasonably cooperate and consult with Executive regarding public communications regarding Executive, excepting any communications with Government Agencies (as defined below).

5. Affirmation by Employee. Executive affirms that as of the date of this Agreement, he has been paid and/or has received all leave (paid or unpaid); compensation, wages, bonuses, and/or commissions, including for all hours of work, including any and all overtime hours worked; and/or benefits to which he may be entitled, and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits are due to Executive, except as provided in this Agreement. Executive further affirms that he has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave to which Executive was entitled under the Family and Medical Leave Act or related state or local laws. Executive further affirms that he has not been retaliated against for reporting any allegations of wrongdoing by the Company or its officers, including any allegations of corporate fraud. Executive further affirms that he has not raised any claim the factual foundation for which involves discrimination.

6. No Initiated Claims. Executive represents that he has not filed any claims or charges against Rubicon with any court or with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). Executive further represents he has not assigned to any third party the right to bring a claim or charge against Rubicon with any Governmental Agencies or court. Executive waives any right to recover damages from any claims or litigation asserted by any third party as consideration for the pay and other benefits provided in this Agreement. Nothing in this Agreement shall be construed to prohibit Executive from filing a charge with or participating in any investigation or proceeding conducted by any Government Agencies, including providing documents or other information without notice to Rubicon. This Agreement does not limit Executive’s right to receive an award for information provided to any Government Agencies. As of the date of this Agreement, the Company has not initiated any claims against Executive and, based on the facts known to the Company’s Board, does not have any present intention to initiate any such claims.

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7. Release of Claims. Executive waives any legal rights and releases and forever discharges Rubicon, and all affiliated and/or related entities of Rubicon, including, but not limited to, each of Rubicon’s shareholders, directors, officers, agents, trustees, employees, attorneys, successors, and assigns (the “Releasees”), from any and all liability, demands, claims, suits, actions, charges, damages, judgments, levies or executions, damages, whether known or unknown, liquidated, fixed, contingent, direct or indirect, which have been, could have been or could be raised or brought by Executive that related to any matter whatsoever at any time before, and including, the execution of this Agreement (“Claims”). This release includes, but is not limited to, any and all Claims arising out of or related to Executive’s employment with, or cessation of employment with, Rubicon; all contractual rights and obligations, including, without limitation, any Claims under the Employment Agreement; all Claims arising under any state or federal law, including, without limitation, any Claims pertaining to discrimination in employment, wage and hour, Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; the Georgia Fair Employment Practices Act; the Georgia Equal Pay Act; the Georgia Equal Employment for People with Disabilities Code; the Kentucky Civil Rights Act; the Kentucky Equal Pay Act; the Kentucky Equal Opportunities Act; the Kentucky Wages and Hours Act; the Kentucky Occupational Safety and Health Act; the New York Labor Law; the New York State Human Rights Law; the New York City Administrative Code; any Claim arising under any tort or other common law theories, including Claims alleging wrongful discharge, breach of contract, infliction of emotional distress, negligence, or defamation; and any claim for costs, fees, or other expenses, including attorneys’ fees incurred in such matters. Notwithstanding anything in this Agreement to the contrary, Executive does not waive any rights Executive may have (i) under COBRA; (ii) to Executive’s currently vested rights under the Company’s benefit plans; (iii) to benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (iv) to pursue claims which by law cannot be waived and/or which may arise after the execution of this Agreement; (v) to his rights to indemnification or advancement from the Company as an officer and/or director, whether pursuant to any agreement or by operation of law, including, without limitation, pursuant to the Employment Agreement, the Certificate of Formation, Operating Agreement, the Indemnification Agreement between Executive and the Company, effective as of August 15, 2022 or the Delaware Limited Liability Company Act (including any amendments); (vi) pursuant to any policies of insurance maintained by the Company; (vii) to enforce the Agreement, including to enforce his rights related to his equity ownership in the Company; (viii) claims against other shareholders of the Company unrelated to his employment with the Company; and/or (ix) to assert any affirmative defense to a claim brought by the Company or any Releasee. In signing this Agreement, Executive acknowledges and intends that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. Executive expressly consents that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected claims (notwithstanding any state or local statute that expressly limits the effectiveness of a release of unknown, unsuspected and unanticipated claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. Executive acknowledges that he may hereafter discover claims or facts in addition to or different than those which he now knows or believes to exist with respect to the subject matter of the release set forth above and which, if known or suspected at the time of entering into this Agreement, may have materially affected this Agreement and his decision to enter into it. Executive acknowledges and agrees that this waiver is an essential and material term of this Agreement and that without such waiver the Company would not have agreed to the terms of this Agreement.

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8. No Admissions; Continuation of D&O Coverage. This Agreement shall not be construed as an admission by either Rubicon, any Releasees or Executive that they acted wrongfully. It simply reflects the Parties’ desire to end their employment relationship in a business-like fashion. Rubicon agrees to maintain Directors and Officers insurance for Executive for a period of at least six (6) years following the End Date, in substantially the same form provided for current directors and officers, for any and all claims that have arisen or may arise out of related in any way to Executive’s employment or service as an officer or director of Rubicon. The foregoing obligations are in addition to those obligations of Rubicon set forth in Section 4(d) of the Employment Agreement and the Indemnification Agreement between Executive and Rubicon, effective as of August 15, 2022, which Executive has not waived or released by this Agreement.

9. Return of Property. Executive agrees that, within ten (10) business days of the Transition Date, he shall return all of the Company’s property in his possession, including, without limitation, electronically-stored information or data, reports, customer lists, files, memoranda, records, credit cards, keys, passwords, computers, software, telecommunication equipment, and other physical or personal property that Executive received, prepared, or helped prepare in connection with Executive’s employment; provided, however, that (i) Executive may retain such property, documents, and information as are required in connection with his role as a Director and shall reasonably identify to the Board such materials that are retained by him after the Transition Date, it being understood that the Executive shall be obliged to return such materials on or before the Transition End Date; (ii) the Company and Executive shall cooperate regarding the protection of Executive’s personal or privileged information stored on Company devices in accordance with existing protocols; and (iii) Executive may retain such other Company property as may be agreed between the Company and Executive. Executive agrees that, in the event that Executive subsequently discovers any Company property in Executive’s possession, Executive will promptly return such property to the Company. This Section 9 shall supersede and replace Executive’s obligations in Section 8(d) of the Employment Agreement.

10. Cooperation. Executive agrees to make himself reasonably available to, and to reasonably cooperate with the Company in, any internal investigation or administrative, regulatory, or judicial inquiry, investigation, proceeding or arbitration. Executive understands and agrees that his cooperation includes, but is not limited to, making himself available to the Company upon reasonable notice for interviews and factual investigations; appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process; volunteering to the Company pertinent information; and turning over all relevant documents which are or may come into his possession. The term “cooperation” does not mean that Executive must provide information that is favorable to the Company; it means only that Executive will provide truthful information within his knowledge and possession upon request of the Company. Executive understands that, if the Company asks for his cooperation in accordance with this provision, or he is required to participate in an administrative or legal proceeding or arbitration related to matters within the scope of his employment at the Company, the Company will reimburse him for reasonable travel expenses and reasonable compensation for the time and services of Executive, provided that Executive submits to the Company appropriate documentation of such expenses within sixty (60) calendar days after such expenses are incurred (provided that such proceeding was not initiated by Executive and does not otherwise concern any claims by Executive against the Company or any Releasees). Nothing in this Section 10 alters or waives Executive’s rights to indemnification or advancement, as elsewhere described herein.

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11. Reaffirmation of Confidentiality Obligations and Restrictive Covenants. Executive reaffirms his obligations under the Section 8 of the Employment Agreement (other than Section 8(d)), including his obligations of confidentiality and non-competition, represents and warrants that he has not breached the same, and understands that such obligations continue after the Transition Date. The Parties incorporate such obligations into this Agreement as if fully set forth herein and acknowledge that Executive’s breach of those obligations shall constitute a breach of this Agreement. Notwithstanding the foregoing, the parties agree that the “Restrictive Period,” as that term is used in Section 8(a) of the Employment Agreement, shall conclude, (a) with respect to Sections 8(a)(i)-(iii), on the date that is the later of: (i) one year after the date on which Executive is no longer serving as a member of the Board; and (ii) two years after the Transition Date, and (b) with respect to Sections 8(a)(iv)-(v), on the date that is two years after the date on which Executive is no longer serving as a member of the Board. Notwithstanding the foregoing or Section 8 of the Employment Agreement, the following shall not be a violation of Section 8 of the Employment Agreement: (i) any entity with which Executive is affiliated engaging or soliciting an employee or service provider of the Company, provided that Executive was not directly or indirectly involved in such activity; (ii) the Executive conducting a solicitation through an advertisement that is not specifically targeted at employees of the Company; or (iii) Executive soliciting or hiring Executive’s chief of staff and assistant. Additionally, in the event the Company materially breaches this Agreement, then Executive will be relieved of Executive’s continuing obligations under this Agreement and the Employment Agreement, including, without limitation, under Section 8 of the Employment Agreement. In the event of any removal of Executive as Chairman prior to the End Date for any reason other than fraud, theft or breach of fiduciary duty, the Executive will no longer be subject to the Executive’s obligations under Section 8(a) of the Employment Agreement.

12. Intellectual Property. Executive reaffirms his obligations regarding intellectual property pursuant to Section 8(e) of the Employment Agreement, and represents and warrants that he has not breached the same.

13. Non-Disparagement. Subject to the exceptions set forth in Section 14 of this Agreement, Executive agrees that he will not make any statement to any third party that is intended to or is reasonably likely to disparage, slander or otherwise damage the business reputation of the Company or any of the Releasees, other than statements to any Government Agencies or statements under oath in connection with a legal proceeding or other compulsory legal process. The Company agrees that (a) it shall not issue any statement on behalf of the Company concerning Executive that is intended to or are reasonably likely to disparage, slander or otherwise damage the business reputation of the Executive, except to the extent required by law, (b) it shall instruct its directors and officers not to make any statement concerning Executive that is intended to or are reasonably likely to disparage, slander or otherwise damage the business reputation of the Executive (other than statements to any Government Agencies or statements under oath in connection with a legal proceeding or other compulsory legal process), and (c) to the extent that any agent of the Company makes a statement that is intended to or are reasonably likely to disparage, slander or otherwise damage the business reputation of the Executive, the Company’s Board shall not ratify nor condone such statement and shall use its commercially reasonable efforts to remedy such statement.

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14. Exceptions. Executive acknowledges and agrees that nothing in this Agreement or in any agreement between him and the Company prohibits or limits him (or his attorney) from initiating communications directly with, responding to any inquiry from, volunteering information to, or providing testimony before the Securities and Exchange Commission (SEC), the Department of Justice, any regulatory or self-regulatory organization, or any other governmental, law enforcement, or regulatory authority, regarding this Agreement and its underlying facts and circumstances, or any reporting of, investigation into, or proceeding regarding suspected violations of law, and that he is not required to advise or seek permission from the Company before engaging in any such activity. Executive further acknowledges that, in connection with any such activity, he must inform such authority of the confidential nature of any confidential information that he provides, and that he is not permitted to disclose any information that is protected by the attorney-client privilege or any other privilege belonging to the Company, as the Company does not waive and intends to preserve such privileges. Executive is hereby notified that, pursuant to federal law (the Defend Trade Secrets Act), an individual, shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is (i) made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; or (ii) made in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal.

15. Voluntary Agreement. Executive acknowledges that Executive is signing voluntarily after having read all the contents of this Agreement and has had the opportunity to consult with and be represented by Executive’s attorney. Executive further acknowledges that Executive understands the terms and conditions of this Agreement.

16. Governing Law. This Agreement is governed in all respects by the internal, substantive laws of the State of Georgia, without regard to choice of law principles.

17. Miscellaneous.

a. Executive shall have the option to purchase any and all rights to that certain book about the Company currently in development by paying to the Company a price equivalent to the costs incurred to date in connection with the creation of the book, including reasonable reimbursement for time spent by Rubicon staff on the book, such price to be determined in the reasonable discretion of the Company but which price may not exceed $150,000 in the aggregate, provided that such purchase and sale shall be conditioned upon the Company having final approval over the content of the book as to any passages that pertain, directly or indirectly, to Rubicon. The parties acknowledge that the rights and obligations of the parties addressed in this Section 17(a) are not self-executing and shall be subject to the parties’ entry into definitive agreements concerning the subject matter of the same.

b. Without prejudice to Executive’s rights to indemnification or advancement, the Company agrees to reimburse Executive for his reasonable attorneys’ fee incurred in the negotiation of this Agreement, up to a maximum amount of $75,000, conditioned upon Executive’s submission of adequate and itemized documentation evidencing such fees incurred.

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c. The Company will maintain its office in Lexington until the Transition End Date, including retaining all external Rubicon signage and existing offices at 100 W Main St Suite 610, Lexington, KY. To the extent Executive wishes to use any portion of such office space after the Transition Date and prior to the Transition End Date (and other than with the approval of the Company), it being understood that no support staff shall be provided to Executive by the Company at such office, he (or an entity controlled by him) shall enter into a sublease agreement with the Company (subject to any necessary landlord approvals), which shall provide for a reasonable market rate (not to exceed the Company’s cost) and such other terms and conditions as the Company may reasonably determine. Additionally, the Company will cooperate with any reasonable request by Executive to transition the lease to Executive (or an entity controlled by him) on or prior to the Transition End Date.

18. Arbitration/Waiver of Jury Trial. Rubicon and Executive agree that any disputes arising out of or relating to this Agreement shall be resolved solely and exclusively by final, binding and confidential arbitration in Fulton County, Georgia, before a single arbitrator pursuant to the rules of the American Arbitration Association and that such claims shall not be brought in court. Notwithstanding the foregoing, the following claims shall not be subject to this arbitration agreement: claims for workers’ compensation benefits, claims for unemployment insurance benefits, claims by the Company for temporary injunctive relief, and any claims that are not arbitrable pursuant to any statute, rule or regulation forbidding pre-dispute arbitration agreements with respect to such claims. The costs of arbitration shall be borne equally by each party to the dispute and each party shall be responsible for their own legal and professional fees and expenses incurred during such dispute. To the extent applicable, each party hereby consents to the jurisdiction of the state courts of, and the federal courts encompassing, Fulton County, Georgia, and each party waives the right to a trial by jury for any action, suit or proceeding brought to enforce this agreement or an arbitration award rendered pursuant to this arbitration clause.

19. Section 409A. Rubicon makes no representations or warranties to Executive with respect to any tax, economic or legal consequences of this Agreement or any payments or other benefits provided hereunder, including without limitation under Code Section 409A, and no provision of the Agreement shall be interpreted or construed to transfer any liability for failure to comply with Code Section 409A from Executive or any other individual to Rubicon or any of its affiliates.  Executive, by executing this Agreement, shall be deemed to have waived any claim against Rubicon and its affiliates with respect to any such tax, economic or legal consequences.  However, the parties intend that this Agreement and the payments and other benefits provided hereunder be exempt from the requirements of Code Section 409A to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treasury Regulation Section 1.409A-1(b)(9)(iii), or otherwise.  To the extent Code Section 409A is applicable to this Agreement (and such payments and benefits), the parties intend that this Agreement (and such payments and benefits) comply with the deferral, payout and other limitations and restrictions imposed under Code Section 409A.  Notwithstanding any provision of this Agreement to the contrary, this Agreement shall be interpreted, operated and administered in a manner consistent with such intentions.  Without limiting the generality of the foregoing, and notwithstanding any provision of this Agreement to the contrary, with respect to any payments and benefits under this Agreement to which Code Section 409A applies, all references in this Agreement to the end of Executive’s employment are intended to mean Executive’s “separation from service,” within the meaning of Code Section 409A(a)(2)(A)(i).  In addition, if Executive is a “specified employee,” within the meaning of Code Section 409A(a)(2)(B)(i), at the time of his “separation from service,” within the meaning of Code Section 409A(a)(2)(A)(i), then to the extent necessary to avoid subjecting Executive to the imposition of any additional tax under Code Section 409A, amounts that would otherwise be payable under this Agreement during the six-month period immediately following Executive’s “separation from service,” shall not be paid to Executive during such period, but shall instead be accumulated and paid to Executive (or, in the event of Executive’s death, Executive’s estate) in a lump sum on the first business day following the date that is six months after Executive’s separation from service.  Moreover, the parties intend that this Agreement be deemed to be amended to the extent necessary to comply with the requirements of Code Section 409A and to avoid or mitigate the imposition of additional taxes under Code Section 409A, while preserving to the maximum extent possible the essential economics of Executive’s rights under the Agreement.

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20. No Setoff. Except to the extent required by applicable law, no amounts owed to Executive under this Agreement or the Employment Agreement, will be subject to setoff by the Company.

21. Severability. If any portion of this Agreement is held to be invalid or unenforceable for any reason, the remaining covenants shall remain in full force and effect to the maximum extent permitted by law.

22. Complete Agreement. This Agreement represents and contains the entire understanding between the Parties in connection with its subject matter. Executive acknowledges that in signing this Agreement, Executive has not relied upon any representation or statement not set forth in this Agreement made by Rubicon or any of its representatives. The Company makes no representations regarding its relationship with or obligations to Executive, or as to the tax consequences of Employee’s entering into this Agreement, and none it may have made in the past survive, except as expressly set forth in this Agreement. Employee expressly agrees that the Company shall have no liability to him for any tax or penalty imposed on him this Agreement. This Agreement supersedes any prior written or oral agreements or understandings, except that Executive’s obligations under Section 8 (other than Section 8(d)) of the Employment Agreement survive and are incorporated herein, as described in Sections 1, 11 and 12 of this Agreement.

23. Modification. This Agreement may not be modified or discharged, in whole or in part, and no provision hereof may be waived, except in writing. No waiver of any provision on a particular occasion will affect the enforceability of such provision on subsequent occasions, and no waiver of any particular provision will affect the enforceability of any other provision.

24. Execution. This Agreement may be executed electronically and in counterparts and each shall be considered to be an original document.

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IN WITNESS WHEREOF, the parties have executed this CEO Transition Agreement on this 13th day of October, 2022.

RUBICON TECHNOLOGIES, INC.

/s/ Phil Rodoni

By: Phil Rodoni

Title: CEO

NATHANIEL R. MORRIS

/s/ Nathaniel R. Morris

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EXHIBIT A

[LETTER OF RESIGNATION FROM BOARD]

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EXHIBIT B

SUPPLEMENTAL RELEASE

By his signature below, Nathaniel R. Morris (“Executive”) hereby releases and forever discharges as of the date hereof Rubicon Technologies, Inc. and the Releasees as set forth herein. Capitalized undefined terms used in this Supplemental Release shall have the meaning ascribed to them in the CEO Transition Agreement between Executive and the Company (the “Agreement”). The Releasees are intended to be third-party beneficiaries of this Supplemental Release, and this Supplemental Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Releasees hereunder. Executive agrees as follows:

1. Executive understands that the payments or benefits to be paid or granted to him under the Agreement represent, in part, consideration for signing this Supplemental Release, and are not salary, wages or benefits to which he was already entitled. Executive understands and agrees that he will not be eligible to receive any payments specified in Section 3 of the Agreement unless he executes this Supplemental Release after the Transition Date and on or before November 3, 2022, and does not revoke this Supplemental Release (as described herein).

2. By his signature below, Executive waives any legal rights and releases and forever discharges Rubicon and the Releasees, from any and all liability, demands, claims, suits, actions, charges, damages, judgments, levies or executions, damages, whether known or unknown, liquidated, fixed, contingent, direct or indirect, which have been, could have been or could be raised or brought by Executive that related to any matter whatsoever at any time before, and including, the execution of this Supplemental Release (“Claims”). This release includes, but is not limited to, any and all Claims arising out of or related to Executive’s employment with, or cessation of employment with, Rubicon; all contractual rights and obligations, including, without limitation, any Claims under the Employment Agreement; all Claims arising under any state or federal law, including, without limitation, any Claims pertaining to discrimination in employment, wage and hour, the Age Discrimination in Employment Act of 1967; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; the Georgia Fair Employment Practices Act; the Georgia Equal Pay Act; the Georgia Equal Employment for People with Disabilities Code; the Kentucky Civil Rights Act; the Kentucky Equal Pay Act; the Kentucky Equal Opportunities Act; the Kentucky Wages and Hours Act; the Kentucky Occupational Safety and Health Act; the New York Labor Law; the New York State Human Rights Law; the New York City Administrative Code; any Claim arising under any tort or other common law theories, including Claims alleging wrongful discharge, breach of contract, infliction of emotional distress, negligence, or defamation; and any claim for costs, fees, or other expenses, including attorneys’ fees incurred in such matters.

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3. Notwithstanding anything in this Supplemental Release to the contrary, Executive does not waive any rights Executive may have (i) under COBRA; (ii) to Executive’s currently vested rights under the Company’s benefit plans; (iii) to benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (iv) to pursue claims which by law cannot be waived and/or which may arise after the execution of this Agreement; (v) to his rights to indemnification or advancement from the Company as an officer and/or director, whether pursuant to any agreement or by operation of law, including, without limitation, pursuant to the Employment Agreement, the Certificate of Formation, Operating Agreement, the Indemnification Agreement between Executive and the Company, effective as of August 15, 2022 or the Delaware Limited Liability Company Act (including any amendments); (vi) pursuant to any policies of insurance maintained by the Company; (vii) to enforce the Agreement, including to enforce his rights related to his equity ownership in the Company; (viii) claims against other shareholders of the Company unrelated to his employment with the Company; (ix) to assert any affirmative defense to a claim brought by the Company or any Releasee; and/or (x) to challenge the validity of this Supplemental Release.

4. In accordance with the Age Discrimination in Employment Act of 1967 (the “ADEA”), as amended by the Older Worker’s Benefit Protection Act:

(a)	Executive acknowledges and agrees that the Agreement and this Supplemental Release is written in a manner that is understandable to him and that he has carefully read and fully understands the provisions and terms of the Agreement and this Supplemental Release and agrees to such provisions and terms;

(b)	Executive has been advised and hereby is advised in writing that Executive should consult with an attorney prior to executing this Supplemental Release, and Executive has obtained independent legal advice from an attorney of his own choice with respect to this Supplemental Release, or Executive has knowingly and voluntarily chosen not to do so;

(c)	Executive is not waiving rights or claims that may arise after the date that this Supplemental Release is executed by Executive;

(d)	Executive knowingly and voluntarily waives any and all rights and claims, including, but not limited to rights under the ADEA and those laws listed in Paragraph 2 above;

(e)	As consideration for executing this Supplemental Release, Executive will receive compensation of value to which Executive would not otherwise be entitled; and

(f)	No promise or inducement has been offered to Executive, except as expressly set forth in the Agreement, and Executive is not relying upon any such promise or inducement in entering into this Supplemental Release.

5. In signing this Supplemental Release, Executive acknowledges and intends that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. Executive expressly consents that this Supplemental Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected claims (notwithstanding any state or local statute that expressly limits the effectiveness of an agreement of unknown, unsuspected and unanticipated claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. Executive acknowledges that he may hereafter discover claims or facts in addition to or different than those which he now knows or believes to exist with respect to the subject matter of the release set forth above and which, if known or suspected at the time of entering into this Supplemental Release, may have materially affected this Supplemental Release and his decision to enter into it. Executive acknowledges and agrees that this waiver is an essential and material term of this Supplemental Release and that without such waiver the Company would not have agreed to the terms of the Agreement. Nothing in this Supplemental Release waives or releases claims by Executive that arise after the date the Executive signs this Supplemental Release.

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6. Executive acknowledges that this Supplemental Release, together with the Agreement, represents the settlement of any and all claims and potential claims that Executive may have against the Releasees through the date Executive signs this Supplemental Release. Executive accepts the Agreement and this Supplemental Release as being in full and complete accord, satisfaction, compromise, and settlement of any and all such claims or potential claims and expressly agrees that he is not entitled to and shall not receive any further payment or recovery of any kind from the Company, and that the Company shall have no further monetary or other obligation of any kind to Executive, including any further obligation for any costs, expenses, and attorneys’ fees, except as provided in the Agreement.

7. Revocation Right. After Executive executes this Supplemental Release, Executive shall have a period of seven (7) days from the date immediately following the date of execution of this Supplemental Release in which Executive may revoke this Supplemental Release at Executive’s sole election by notifying Rubicon in writing. Any revocation within this period must state “I do hereby revoke my agreement to the Supplemental Release.” The written revocation must be either personally delivered or postmarked within seven (7) calendar days of Executive’s execution of this Agreement to the Company c/o Evan D’Amico, Esq., Gibson, Dunn & Crutcher LLP, 1050 Connecticut Avenue, N.W., Washington, DC 20036-5306. In the event Executive does not exercise his right to revoke this Supplemental Release, this Supplemental Release shall become effective on the date immediately following the seven-day revocation period described above (the “Effective Date”).

BY SIGNING THIS SUPPLEMENTAL RELEASE, I REPRESENT AND AGREE THAT:

●	I HAVE READ IT CAREFULLY;

●	I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

●	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

●	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

●	I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS SUPPLEMENTAL RELEASE TO CONSIDER IT;

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●	I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS SUPPLEMENTAL RELEASE TO REVOKE IT AND THAT THIS SUPPLEMENTAL RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

●	I HAVE SIGNED THIS SUPPLEMENTAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

●	I AGREE THAT THE PROVISIONS OF THIS SUPPLEMENTAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

SIGNED:		DATE:
NATHANIEL R. MORRIS

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EXHIBIT C

[FORM OF AWARD AGREEMENT]

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RUBICON TECHNOLOGIES, INC.

2022 EQUITY INCENTIVE PLAN

GRANT NOTICE FOR

RESTRICTED STOCK UNIT AWARD

FOR GOOD AND VALUABLE CONSIDERATION, Rubicon Technologies, Inc., a Delaware corporation (the “Company”), hereby grants to the Participant named below the number of Restricted Stock Units (the “RSUs”) specified below (the “Award”) under the Rubicon Technologies, Inc. 2022 Equity Incentive Plan (the “Plan”). Each RSU represents the right to receive one share of Common Stock, upon the terms and subject to the conditions set forth in this Grant Notice, the Plan and the Standard Terms and Conditions (the “Standard Terms and Conditions”) promulgated under such Plan and attached hereto as Exhibit A. This Award is granted pursuant to the Plan and is subject to and qualified in its entirety by the Standard Terms and Conditions. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan.

Name of Participant:	Nathaniel R. Morris
Grant Date:
Number of RSUs:
Vesting Schedule:	Subject to the Plan and the Standard Terms and Conditions (including Section 2(c) thereof), the RSUs shall vest on February 10, 2023, so long as the Participant does not incur a Termination of Employment from the Grant Date through such vesting date.

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By accepting this Grant Notice, the Participant acknowledges that the Participant has received and read, and agrees that this Award shall be subject to, the terms of this Grant Notice, the Plan, and the Standard Terms and Conditions.

RUBICON TECHNOLOGIES, INC.

By:
Name:
Title:

PARTICIPANT

Nathaniel R. Morris

Grant Notice for

Restricted Stock Unit Award

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EXHIBIT A

RUBICON TECHNOLOGIES, INC.

2022 EQUITY INCENTIVE PLAN

STANDARD TERMS AND CONDITIONS FOR
RESTRICTED STOCK UNITS

These Standard Terms and Conditions apply to the Award of Restricted Stock Units granted pursuant to the Rubicon Technologies, Inc. 2022 Equity Incentive Plan (the “Plan”), which are evidenced by a Grant Notice or an action of the Committee that specifically refers to these Standard Terms and Conditions. In addition to these Standard Terms and Conditions, the Restricted Stock Units shall be subject to the terms of the Plan, which are incorporated into these Standard Terms and Conditions by this reference. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan.

1. TERMS OF RESTRICTED STOCK UNITS

Rubicon Technologies, Inc., a Delaware corporation (the “Company”), has granted to the Participant named in the Grant Notice provided to said Participant herewith (the “Grant Notice”) an award of Restricted Stock Units (the “Award” or “RSUs”) specified in the Grant Notice, with each Restricted Stock Unit representing the right to receive one share of Common Stock. The Award is subject to the conditions set forth in the Grant Notice, these Standard Terms and Conditions and the Plan. For purposes of these Standard Terms and Conditions and the Grant Notice, any reference to the Company shall include a reference to any Subsidiary.

2. VESTING AND SETTLEMENT OF RESTRICTED STOCK UNITS

a. The Award shall not be vested as of the Grant Date set forth in the Grant Notice and shall be forfeitable unless and until otherwise vested pursuant to the terms of the Grant Notice and these Standard Terms and Conditions. After the Grant Date, subject to termination or acceleration as provided in these Standard Terms and Conditions and the Plan, the Award shall become vested as described in the Grant Notice with respect to that number of Restricted Stock Units as set forth in the Grant Notice. Restricted Stock Units that have vested and are no longer subject to forfeiture are referred to herein as “Vested RSUs.” Restricted Stock Units awarded hereunder that are not vested and remain subject to forfeiture are referred to herein as “Unvested RSUs.”

b. As soon as administratively practicable following the vesting of the RSUs pursuant to the Grant Notice and this Section 2, but in no event later than March 14, 2023, the Company shall deliver to the Participant shares of Common Stock equal to the number of RSUs that became Vested RSUs on such date.

c. In the event of a Change in Control or the Participant’s death or Disability, all then Unvested RSUs shall become Vested RSUs effective as of the date of such Change in Control or death or Disability, as applicable.

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d. Upon the Participant’s Termination of Employment for any other reason not set forth in Section 2(c), any then Unvested RSUs held by the Participant shall be forfeited and canceled, for no consideration as of the date of the Participant’s Termination of Employment.

3. RIGHTS AS STOCKHOLDER; DIVIDEND EQUIVALENTS

(a) The Participant shall not be, nor have any of the rights or privileges of, a stockholder of the Company in respect of any RSUs (including any voting rights or rights to dividends or distributions paid on shares of Common Stock, except as provided in Section 3(b)) unless and until shares of Common Stock settled for such RSUs shall have been issued by the Company to the Participant (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company).

(b) Notwithstanding the foregoing, from and after the Grant Date and until the earlier of (i) the Participant’s receipt of Common Stock upon settlement of RSUs and (ii) the time when the Participant’s right to receive Common Stock upon settlement of RSUs is forfeited, on the date that the Company pays a cash dividend (if any) to holders of Common Stock generally, the Participant shall be entitled to Dividend Equivalents equal to the product of (A) the dollar amount of the cash dividend paid per share of Common Stock and (B) the total number of outstanding RSUs held by the Participant on the record date for such dividend. Such Dividend Equivalents (if any) shall be accrued in a Company bookkeeping account and shall be subject to the same terms and conditions and shall be settled in cash, without interest, or forfeited in the same manner and at the same time as the RSUs to which the Dividend Equivalents were credited.

4. RESTRICTIONS ON RESALES OF SHARES

The Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any shares of Common Stock issued pursuant to Vested RSUs, including (a) restrictions under an insider trading policy, (b) restrictions designed to delay and/or coordinate the timing and manner of sales by the Participant and other holders and (c) restrictions as to the use of a specified brokerage firm for such resales or other transfers.

5. INCOME TAXES

To the extent required by applicable federal, state, local or foreign law, the Participant shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise by reason of the grant or vesting of the RSUs. Unless the Participant otherwise elects for a cash payment of such withholding tax obligations, the Company shall, in its sole discretion, either (i) withhold a portion of the shares of Common Stock that otherwise would be issued to the Participant in an amount equal to such withholding tax obligations or (ii) use “sell to cover” whereby a broker is directed to sell a number of shares of Common Stock subject to the Award with a value equal to such withholding tax obligations and remit such proceeds to the Company.

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6. NON-TRANSFERABILITY OF AWARD

Except as permitted by the Committee or as permitted under Section 17 of the Plan, the Award may not be sold, assigned, transferred, pledged or otherwise directly or indirectly encumbered or disposed of other than by will or the laws of descent and distribution.

7. OTHER AGREEMENTS SUPERSEDED

The Grant Notice, these Standard Terms and Conditions and the Plan constitute the entire understanding between the Participant and the Company regarding the Award. For the avoidance of doubt, nothing herein shall alter the obligation of the Company to make any cash payment to the Participant pursuant to that certain CEO Transition Agreement between the Company and the Participant.

8. LIMITATION OF INTEREST IN SHARES SUBJECT TO RESTRICTED STOCK UNITS

Neither the Participant (individually or as a member of a group) nor any beneficiary or other person claiming under or through the Participant shall have any right, title, interest, or privilege in or to any shares of Common Stock allocated or reserved for the purpose of the Plan or subject to the Grant Notice or these Standard Terms and Conditions except as to such shares of Common Stock, if any, as shall have been issued to such person in connection with the Award. Nothing in the Plan, in the Grant Notice, these Standard Terms and Conditions or any other instrument executed pursuant to the Plan shall confer upon the Participant any right to continue in the Company’s employ or service nor limit in any way the Company’s right to terminate the Participant’s employment at any time for any reason.

9. NO LIABILITY OF COMPANY

The Company and any Affiliate which is in existence or hereafter comes into existence shall not be liable to the Participant or any other person as to: (a) the non-issuance or sale of shares of Common Stock as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares hereunder; and (b) any tax consequence expected, but not realized, by the Participant or other person due to the receipt or settlement of the Award.

10. GENERAL

(a) In the event that any provision of the Grant Notice or these Standard Terms and Conditions is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of the Grant Notice and these Standard Terms and Conditions shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision.

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(b) The headings preceding the text of the sections hereof are inserted solely for convenience of reference, and shall not constitute a part of the Grant Notice or these Standard Terms and Conditions, nor shall they affect its meaning, construction or effect. Words in the masculine gender shall include the feminine gender, and where appropriate, the plural shall include the singular and the singular shall include the plural. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. References herein to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and not prohibited by the Plan, the Grant Notice or these Standard Terms and Conditions. Unless the context requires otherwise, all references to laws and regulations refer to such laws and regulations as they may be amended from time to time, and references to particular provisions of laws or regulations include a reference to the corresponding provisions of any succeeding law or regulation.

(c) The Grant Notice and these Standard Terms and Conditions shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, beneficiaries, successors and assigns.

(d) The Grant Notice and these Standard Terms and Conditions shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of law.

(e) In the event of any conflict between the Grant Notice, these Standard Terms and Conditions and the Plan, the Grant Notice and these Standard Terms and Conditions shall control. In the event of any conflict between the Grant Notice and these Standard Terms and Conditions, the Grant Notice shall control.

11. CLAWBACK

The Restricted Stock Units and any shares of Common Stock issued pursuant to the Vested RSUs will be subject to recoupment in accordance with any clawback policy which is required to adopted by the Company in order to comply with applicable law. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company. By accepting the Award, the Participant is agreeing to be bound by any such clawback policy.

12. ELECTRONIC DELIVERY

By executing the Grant Notice, the Participant hereby consents to the delivery of information (including information required to be delivered to the Participant pursuant to applicable securities laws) regarding the Company and the Subsidiaries, the Plan, the Restricted Stock Units and the Common Stock via Company web site or other electronic delivery.

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EXHIBIT D

[FORM OF PRESS RELEASE]

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